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                                               Filed Pursuant to Rule 424(b)(3)
                                               Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement/base prospectus and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2203 DATED 01 NOVEMBER 2010

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ 3,150,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017
 CURRENTLY TOTALING A$ 2,520,186,000.00 (A$ 766,883,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 14, 2005 and the US Prospectus dated December 17, 2004 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 11, 2009, which constitutes a base prospectus dated December 15, 2009 for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") and the U.S. Prospectus dated December 10, 2009 (together, the "Prospectus"),, save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the Original Prospectus and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1. (i)   Issuer:                                     Queensland Treasury Corporation

   (ii)  Guarantor:                                  The Treasurer on behalf of the
                                                     Government of Queensland

   (iii) Commonwealth Guarantee:                     Applicable
   (iv)  Guarantee Eligibility Certificate Number:   QLDL00014
2.       Benchmark line:                             2017
                                                     (to be consolidated and form a single
                                                     series with QTC 6% Global A$Bonds due
                                                     14 September 2017, ISIN US748305BG31)
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3.       Specific Currency or Currencies:            AUD ("A$")

4. (i)   Issue price:                                103.892%

   (ii)  Dealers' fees and commissions paid by       No fee or commission is payable in
         Issuer:                                     respect of the issue of the bond(s)
                                                     described in these final terms (which
                                                     will constitute a "pricing
                                                     supplement" for purposes of any
                                                     offers or sales in the United States
                                                     or to U.S. persons). Instead, QTC
                                                     pays fees and commissions in
                                                     accordance with the procedure
                                                     described in the QTC Fixed Interest
                                                     Distribution Group Operational
                                                     Guidelines.

5.       Specified Denominations:                    A$1,000

6. (i)   Issue Date:                                 04 November 2010

   (ii)  Record Date (date on and from which         6 March / 6 September. Security will
         security is Ex-interest):                   be ex-interest on and from 7 March /
                                                     7 September.

   (iii) Interest Payment Dates:                     14 March / 14 September

7.       Maturity Date:                              14 September 2017

8.       Interest Basis:                             6 per cent Fixed Rate

9.       Redemption/Payment Basis:                   Redemption at par

10.      Change of Interest Basis or                 Not Applicable
         Redemption/Payment Basis:

11.(i)   Status of the Bonds:                        Senior and rank pari passu with other
                                                     senior, unsecured debt obligations of
                                                     QTC

   (ii)  Status of the Guarantee:                    Senior and ranks pari passu with all
                                                     its other unsecured obligations

12.      Method of distribution:                     Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.      Fixed Rate Note Provisions Applicable

   (i)   Rate(s) of Interest:                        6 per cent per annum payable
                                                     semi-annually in arrears

   (ii)  Interest Payment Date(s):                   14 March and 14 September in each
                                                     year up to and including the Maturity
                                                     Date

   (iii) Fixed Coupon Amount(s):                     A$30 per A$1,000 in nominal amount
         (Applicable to bonds in definitive form)

   (iv)  Determination Date(s):                      Not Applicable

   (v)   Other terms relating to the method of       None
         calculating interest for Fixed Rate Bonds:
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PROVISIONS RELATING TO REDEMPTION

14.      Final Redemption Amount:                    A$1,000 per bond of A$1,000 Specified
                                                     Denomination

                                                     (NB: If the Final Redemption Amount
                                                     is other than 100 per cent. of the
                                                     nominal value the bonds will be
                                                     derivative securities for the
                                                     purposes of the Prospectus Directive
                                                     and the requirements of Annex XII to
                                                     the Prospectus Directive Regulation
                                                     will apply and the Issuer will
                                                     prepare and publish a supplement to
                                                     the Prospectus)

15.      Early Redemption Amount(s) payable on       Not Applicable
         redemption for taxation reasons or on
         event of default and/or the method of
         calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.      Form of Bonds:                              Permanent Global Note not
                                                     exchangeable for Definitive Bonds

17.      Additional Financial Centre(s) or other     Not Applicable
         special provisions relating to Payment
         Dates:

18.      Talons for future Coupons or Receipts to    No
         be attached to Definitive Bonds (and
         dates on which such Talons mature):

19.      Other terms or special conditions:          Not Applicable

                                                     (When adding any other final terms
                                                     consideration should be given as to
                                                     whether such terms constitute
                                                     "significant new factors" and
                                                     consequently trigger the need for a
                                                     supplement to the Prospectus under
                                                     Article 16 of the Prospectus
                                                     Directive)
DISTRIBUTION

20.(i)   If syndicated, names and addresses of       Not Applicable
         Managers and underwriting commitments:

   (ii)  Date of Dealer Agreement:                   11 December 2009

   (iii) Stabilizing Manager(s) (if any):            Not Applicable

21.      If non-syndicated, name and address of      Deutsche Capital Markets Australia
         relevant Dealer:                            Ltd
                                                     Level 18, Grosvenor Place
                                                     225 George Street
                                                     Sydney NSW 2000

22.      Whether TEFRA D or TEFRA C rules            TEFRA Not Applicable
         applicable or TEFRA rules not applicable:
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23.      Non exempt Offer                            Not Applicable

                                                     (N.B. Consider any local regulatory
                                                     requirements necessary to be
                                                     fulfilled so as to be able to make a
                                                     non-exempt offer in relevant
                                                     jurisdictions. No such offer should
                                                     be made in any relevant jurisdiction
                                                     until those requirements have been
                                                     met. Non-exempt offers may only be
                                                     made into jurisdictions in which the
                                                     base prospectus (and any supplement)
                                                     has been notified/passported.)

24.      Additional selling restrictions:            Not Applicable
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LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

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                            PART B--OTHER INFORMATION

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1.          LISTING AND ADMISSION TO TRADING
      (i)   Listing                     Bourse de Luxembourg.

      (ii)  Admission to trading:       Application has been made by the Issuer
                                        (or on its behalf) for the bonds to be
                                        admitted to trading on the regulated
                                        market of the Bourse de Luxembourg with
                                        effect from the Issue Date.

                                        (Where documenting a fungible issue need to indicate that original securities are already admitted to trading.)

2.          RATINGS

            Ratings:                    The bonds to be issued have been rated:
                                        S&P:     AAA
                                        Moody's: Aaa

                                        An obligation rate `AAA' by S&P has the
                                        highest credit rating assigned by
                                        Standard & Poor's. The obligor's
                                        capacity to meet its financial
                                        commitment on the obligation is
                                        extremely strong.

                                        Obligations rated `AAA' by Moody's are
                                        judged to be of the highest quality with minimal credit risk.

                                        A credit rating is not a recommendation
                                        to buy, sell or hold securities and may
                                        be revised or withdrawn by the rating
                                        agency at any time.  Each rating should
                                        be evaluated independently of any other
                                        rating.

                                        (The above disclosure should reflect the rating allocated to bonds issued under the bond facility generally or, where the issue has been specifically rated, that rating.)

3.          INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE
            ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.          REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)         Reasons for the Offer:      See "Use of Proceeds" section in the
                                        prospectus supplement--if reasons for
                                        offer different from making profit
                                        and/or hedging certain risks will need
                                        to include those reasons here.

(ii)        Estimated net proceeds:     Not Applicable.

                                        (If proceeds are intended for more than
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                                        one use will need to split out and
                                        present in order of priority. If
                                        proceeds insufficient to fund all
                                        proposed uses state amount and sources
                                        of other funding.)

(iii)       Estimated total expenses:   Not Applicable.

                                        [Expenses are required to be broken down into each principal intended "use" and presented in order of priority of such "uses".]

5.          YIELD

            Indication of yield:        5.46%

                                        Calculated as 7 basis points less than
                                        the yield on the equivalent A$ Domestic
                                        Bond issued by the Issuer under its
                                        Domestic A$ Bond Facility on the Trade
                                        Date. The yield is calculated at the
                                        Trade Date on the basis of the Issue
                                        Price. It is not an indication of future yield.

6.          OPERATIONAL INFORMATION

(i)         ISIN Code:                  US748305BG31

(ii)        Common Code:                027594204

(iii)       CUSIP Code:                 748305BG3

(iv)        Any clearing system(s)      Not Applicable
            other than Depositary
            Trust Company, Euroclear
            Bank S.A./N.V. and
            Clearstream Banking,
            societe anonyme and the
            relevant identification
            number(s):

(v)         Delivery:                   Delivery free of payment

(vi)        Names and addresses of      [_______]
            additional Paying
            Agent(s) (if any):

7.          TERMS AND CONDITIONS OF THE OFFER

(i)         Offer Price;                Not applicable

(ii)        [Conditions to which the    Not applicable
            offer is subject;]

(iii)       [Description of the         Not applicable
            application process;]

(iv)        [Details of the minimum     Not applicable
            and/or maximum amount of
            application;]

(v)         [Description of             Not applicable
            possibility to reduce
            subscriptions and manner
            for refunding excess
            amount paid by
            applicants;]

(vi)        [Details of the method      Not applicable
            and time limits for
            paying up and delivering
            the bonds;]

(vii)       [Manner in and date on      Not applicable
            which results of the
            offer are to be made
            public;]
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(viii)      [Procedure for exercise     Not applicable
            of any right of
            pre-emption,
            negotiability of
            subscription rights and
            treatment of subscription
            rights not exercised;]

(ix)        [Categories of potential    Not applicable
            investors to which the
            bonds are offered and
            whether tranche(s) have
            been reserved for certain
            countries;]

(x)         [Process for notification   Not applicable
            to applicants of the
            amount allotted and the
            indication whether
            dealing may begin before
            notification is made;]

(xi)        [Amount of any expenses     Not applicable
            and taxes specifically
            charged to the subscriber
            or Purchaser;]

(xii)       [Name(s) and address(es),   None
            to the extent know to the
            Issuer, of the placers in
            the various countries
            where the offer takes
            place.]
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